EXHIBIT 10.03

DESCRIPTION OF PERFORMANCE LONG TERM INCENTIVE PLAN FOR FISCAL 2017

On June 14, 2016, the Board approved the Company’s Performance Long Term Cash Incentive Plan for fiscal year 2017. The plan provides the Company’s executive officers (other than the Chief Executive Officer) with the opportunity to earn long term cash bonuses based upon the achievement of pre-established long term performance goals.  The plan provides for 100% of the bonus to be based on the achievement of a cumulative three-year objective. For fiscal year 2017 grants, the performance goals under the plan are based on increases to the free cash flow of the Company.  Actual payout opportunities will range from a threshold of 50% of target to a maximum of 200% of target based on achievement of the performance goals.  Cash payments under the Performance Long Term Cash Incentive Plan will occur on the third anniversary of the initial grant date if the performance targets are met or exceeded. For purposes of determining achievement of award opportunities, the Performance Long Term Cash Incentive Plan uses free cash flow an adjusted, non-GAAP measure.  For purposes of this Plan, the Company defines free cash flow as net cash flows from operating activities less purchases of property and equipment, net of dispositions.